Exhibit 99.1

Nabors 2Q 2012 EPS Equals $0.38, Excluding Non-cash Charges

HAMILTON, Bermuda, July 24, 2012 – PR Newswire—Nabors Industries Ltd. (NYSE: NBR) today announced its financial results for the second quarter and first six months of 2012. The Company posted adjusted income derived from operating activities of $230.4 million for the current quarter which compares to $177.5 million in the second quarter of 2011 and $321.2 million in the first quarter of 2012.

Net income from continuing operations, excluding certain non-cash charges, was $109.7 million ($0.38 per diluted share) compared to $70.9 million ($0.24 per diluted share) in the second quarter of 2011 and $188.9 million ($0.65 per diluted share) in the first quarter of 2012. Operating revenues and earnings from unconsolidated affiliates totaled $1.7 billion in the current quarter compared to $1.4 billion in the second quarter of last year and $1.9 billion in the first quarter of this year.

For the six months ended June 30, 2012, adjusted income derived from operating activities was $551.6 million compared to $385.1 million in the first six months of 2011. Net income from continuing operations for the first six months of 2012 was $298.6 million ($1.03 per diluted share) compared to $165.4 million ($0.57 per diluted share) in 2011. Operating revenues and earnings from unconsolidated affiliates totaled $3.6 billion for the first six months of 2012 compared to $2.7 billion for the first six months of 2011. Net income from discontinued operations for the current quarter was $24.7 million ($0.09 per diluted share), reflecting gains realized upon the sale of our remaining E&P operations in Colombia.

Including the $293.0 million ($0.72 per diluted share) of non-cash charges incurred in the quarter, GAAP net income from continuing operations was a loss of $98.7 million ($0.34 per diluted share). The largest of these charges was $145.5 million, representing the Company’s portion of impairments to the reserve valuation in its NFR Energy joint venture as a result of the quarterly ceiling test, which applies the 12-month trailing average natural gas price. The balance of the non-cash charges consisted of $75.0 million from elimination of the intangible asset value of the Superior Well Services trade name, $46.2 million in asset retirements, and goodwill elimination of $26.3 million in our International and US Offshore operations.

Tony Petrello, Nabors’ Chairman and CEO, commented, “Second quarter results, while short of our expectations in Pressure Pumping and International operations, illustrate the capacity of long-term contracts to limit downside exposure and sustain healthy levels of operating cash flow in weakening market conditions. As we saw with falling natural gas prices in the first quarter, the second quarter drop in prices for crude oil and natural gas liquids is further constraining customer cash flow and spending. These spending reductions, combined with the entry of newly built rigs without term commitments, are resulting in an increasingly competitive land rig market. The near term impact is diminished by our term contract coverage, but that mitigation dissipates with time. Fortunately, the longer term outlook for our business remains promising as expanded shale development will require continued drilling to offset decline rates, leading to higher demand for our services.

“Our Pressure Pumping and International segments notwithstanding, our second quarter results were in line with or modestly ahead of our expectations. The best sequential performance came from our US Well-servicing operations where we mitigated the impact of a declining Northeast market by quickly reducing costs and repositioning excess equipment into more active areas. The majority of our shortfall was in Pressure Pumping where lower revenues and higher costs disproportionately affected margins. Similarly, our International unit also fell short of expectations with startup delays and significantly higher costs.

Drilling & Rig Services

“Operating income in Drilling and Rig Services decreased by approximately $80.8 million sequentially with the sharp seasonal decline in results in Canada and Alaska combined with a decrease in our International results.

“Income of $126.5 million in our US Lower 48 land drilling operations was down $5.0 million quarter to quarter as favorable operating costs were more than offset by increased depreciation associated with the commencement of 11 new rigs during the quarter, all with long-term contracts. This brings the total of new rigs deployed in the first half of 2012 to 18. The average rig count and margins per rig day were essentially flat with the first quarter as 12 rigs were idled. During the latter part of the quarter there was a noticeable downturn in prospective customer spending levels in response to the decline in crude oil and NGL prices. Over the balance of this year, we expect moderate deterioration in our rig count and increasing pressure on spot pricing as competitors offer new and existing rigs at lower rates and minimal terms.

“Income from our International operations declined $4.7 million sequentially to $16.4 million, reflecting further delays in the startup of higher cash flow projects exacerbated by higher operating costs. The largest cost increases were attributable to unreimbursed labor increases for our indigenous workforce in certain Middle Eastern countries and higher repair and maintenance expenses, some of which are non-recurring. The delayed rigs have all commenced operations since the end of the quarter which, when combined with some cost improvement and additional utilization, leads us to expect improving results over the course of the year. However, the timing and magnitude of this prospective improvement continues to be difficult to assess. For example, we recently won a 10 rig tender for the renewal of five rigs and an incremental five new rigs that was subsequently deferred, apparently due to budgetary constraints in one key international market. Similarly, in another country, several rigs that commenced operations in recent quarters will be shutting down at a time yet to be determined to accomplish contractual upgrades, which the customer has deferred to facilitate its schedule. Nonetheless, there is ongoing demand for rigs in several countries, although these markets remain highly competitive and subject to ongoing cost pressures.

“Canada reported a loss of $3.7 million during the quarter, down $53.0 million from the seasonally high first quarter. The normal late second quarter recovery in rig activity that typically follows the Spring thaw did not materialize due to a very wet June. The forecast for the rest of the year has deteriorated somewhat, but remains targeted to approximate the results achieved in 2011.

“Our US Offshore operations generated $9.9 million in operating income for the quarter, a modest improvement over the $7.7 million reported in the prior quarter. Gradually improving activity resulted in an increase of two rig years quarter to quarter, but margins were down approximately $900 per day due to a higher proportion of smaller rigs operating. Results in the third and fourth quarters will be negatively impacted by hurricane season, as many operators are electing to defer activity due to regulatory requirements. We anticipate further improvement in the fourth quarter with the return to work of four rigs that have already been placed on stand-by rates in anticipation of deployment. Construction of two new deepwater platform rigs continues, with deployment anticipated in the first quarter of 2013.

“Our Alaska drilling operations reported operating income of $8.9 million, down from the $27.4 million recorded in the seasonally high first quarter, but up slightly from the $8.3 million reported in the second quarter last year. A number of new independents are entering the market and are expected to drive a strong exploration season in 2013. The state legislature again failed to reduce the oil tax progressivity, which continues to limit capital spending in legacy fields. The longer term outlook remains positive with several projects likely to commence if favorable revisions in the state tax structure are enacted early next year.

“Rig Services income of $28.2 million was down slightly from its $29.8 million record first quarter as seasonally weak results in our directional drilling operations in Canada were offset by a moderate increase in Canrig and a favorable settlement in our Alaska heavy construction joint venture.

Completion & Production Services

“During the quarter, Nabors Completion & Production Services was formed by combining our US well-servicing and pressure pumping operations under one management structure. We expect this integration to improve our operational efficiency and customer interface. We will be focused on realizing costs savings in the next few quarters as we consolidate yards and facilities and further integrate services.

“In our US land well-servicing operations, operating income of $28.6 million was up substantially from the $21.9 million recorded in the first quarter and the $16.5 million posted in the second quarter of 2011. Utilization of both rigs and trucks increased as equipment was moved from the Northeast to more active areas in Texas and North Dakota. Rig pricing was up slightly. On the other hand, fluid service truck rates declined as we moved trucks out of the higher rate Northeast market, but that decline was more than offset by the increased volume for this equipment. The longer-term outlook is encouraging for this primarily oil-focused business as the large number of oil wells being added, particularly workover intensive horizontal wells, will convert to artificial lift systems over time and will require increasingly frequent maintenance.

“Our Pressure Pumping operations reported operating income of $46.1 million for the second quarter, down from $64.9 million in the prior quarter but up slightly from the $43.9 million recorded in the second quarter of 2011. The first and second quarters reflect $1.9 and $1.6 million, respectively, in startup costs associated with the two new spreads in Canada that commenced operation subsequent to the end of the quarter. The negative results were mitigated by the 13 crews we have on long-term contracts, although some of these units were utilized closer to minimum commitment levels during the quarter. The spot market has continued to deteriorate, and the resulting lower utilization is creating unrecoverable costs for labor, fuel and transportation. Our guar gel costs peaked in July and our average cost should decline throughout the next quarter as the market returns to its historical supply/demand balance. Meanwhile, we continue to focus on improving our operational efficiency, particularly the inventory, transportation and logistics elements of our cost structure. Our visibility with respect to the near-term pressure pumping market is limited, but we continue to look for opportunities to expand this business into other markets by leveraging Nabors’ global footprint.

“Our Oil and Gas segment now consists solely of our portion of NFR Energy’s income, which was $5.1 million for the quarter, excluding the quarter’s ceiling test impairment charges. All other holdings are now reflected in discontinued operations, which include the previously mentioned $48.5 million gain on the sale of our remaining operations in Colombia early in the quarter.

“Our efforts to improve our balance sheet and increase our financial flexibility through reduced capital expenditures and non-core asset sales are progressing in spite of potentially lower operating cash flow due to the weakening environment. Our commitment to free cash flow generation remains continuous and our targeted level of net debt reduction still appears to be achievable, but may rely increasingly on asset sale proceeds or require additional time given the current environment. Although our efforts to monetize non- core operations are progressing slower than we prefer, we are focused on completing additional significant sales by year end.

“In summary, we remain focused on generating operating cash flow despite emerging market weakness and the recent underperformance of certain businesses. The severity and duration of the current weakness in our markets is not clear, so we continue to scrutinize all expenditures, particularly sustaining capital. We have coped with these changing markets many times and we are well resourced. We have previously used these times as opportunities to better prepare ourselves for the future and we will do so again.”

The Nabors companies own and operate approximately 513 land drilling rigs throughout the world and approximately 600 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over approximately 805,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

Exhibit 99.1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011
Revenues and other income:
Operating revenues	$1,737,114	$1,343,642	$1,890,426	$3,627,540	$2,717,210
Earnings (losses) from unconsolidated affiliates	(134,317)	9,308	(68,669)	(202,986)	25,582
Investment income (loss)	5,368	(975)	20,252	25,620	11,305

Total revenues and other income	1,608,165	1,351,975	1,842,009	3,450,174	2,754,097

Costs and other deductions:
Direct costs	1,123,256	827,450	1,184,816	2,308,072	1,668,558
General and administrative expenses	133,612	122,970	136,346	269,958	238,921
Depreciation and amortization	261,016	225,042	247,621	508,637	450,252
Interest expense	63,459	63,755	62,654	126,113	137,721
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	13,414	4,348	(1,840)	11,574	10,507
Impairments and other charges	147,503	—	—	147,503	—

Total costs and other deductions	1,742,260	1,243,565	1,629,597	3,371,857	2,505,959

Income (loss) from continuing operations before income taxes	(134,095)	108,410	212,412	78,317	248,138

Income tax expense (benefit)	(36,192)	36,773	69,044	32,852	81,199

Subsidiary preferred stock dividend	750	750	750	1,500	1,500

Income (loss) from continuing operations, net of tax	(98,653)	70,887	142,618	43,965	165,439
Income (loss) from discontinued operations, net of tax	24,690	121,167	(8,795)	15,895	108,771

Net income (loss)	(73,963)	192,054	133,823	59,860	274,210
Less: Net (income) loss attributable to noncontrolling interest	1,174	394	267	1,441	1,063

Net income (loss) attributable to Nabors	$(72,789)	$192,448	$134,090	$61,301	$275,273

Earnings (losses) per share: (1)
Basic from continuing operations	$(.34)	$.25	$.50	$.16	$.58
Basic from discontinued operations	.09	.42	(.04)	.05	.38

Basic	$(.25)	$.67	$.46	$.21	$.96

Diluted from continuing operations	$(.34)	$.24	$.49	$.16	$.57
Diluted from discontinued operations	.09	.41	(.03)	.05	.38

Diluted	$(.25)	$.65	$.46	$.21	$.95

Weighted-average number of common shares outstanding: (1)
Basic	290,311	287,311	288,538	289,550	286,712

Diluted	290,311	294,298	291,709	292,185	293,493

Adjusted income (loss) derived from operating activities from continuing operations (2)	$230,413	$177,488	$321,186	$551,599	$385,061

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.
(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture). These amounts should not be used as a substitute for those amounts reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Segment Reporting”.

1-1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	March 31,	December 31,
(In thousands, except ratios)	2012	2012	2011
ASSETS
Current assets:
Cash and short-term investments	$455,182	$493,972	$539,489
Accounts receivable, net	1,607,422	1,717,375	1,576,555
Assets held for sale	396,413	433,446	401,500
Other current assets	516,153	484,431	570,770

Total current assets	2,975,170	3,129,224	3,088,314
Long-term investments and other receivables	5,452	6,373	11,124
Property, plant and equipment, net	8,904,324	8,814,081	8,629,946
Goodwill	471,913	501,536	501,258
Investment in unconsolidated affiliates	165,003	303,103	371,021
Other long-term assets	321,610	393,877	310,477

Total assets	$12,843,472	$13,148,194	$12,912,140

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$275,323	$275,616	$275,326
Other current liabilities	1,211,198	1,305,425	1,527,236

Total current liabilities	1,486,521	1,581,041	1,802,562
Long-term debt	4,398,452	4,497,725	4,348,490
Other long-term liabilities	1,160,409	1,177,060	1,090,683

Total liabilities	7,045,382	7,255,826	7,241,735
Subsidiary preferred stock (1)	69,188	69,188	69,188
Equity:
Shareholders’ equity	5,718,035	5,810,923	5,587,815
Noncontrolling interest	10,867	12,257	13,402

Total equity	5,728,902	5,823,180	5,601,217

Total liabilities and equity	$12,843,472	$13,148,194	$12,912,140

Funded debt to capital ratio: (2)
—Gross	0.42 : 1	0.42 : 1	0.43 : 1
—Net of cash and short-term investments	0.40 : 1	0.40 : 1	0.40 : 1
Interest coverage ratio: (3)	8.6 : 1	8.5 : 1	8.1 : 1

(1)	Represents subsidiary preferred stock from acquisition in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.
(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term investments. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.
(3)	The interest-coverage ratio is a trailing 12-month quotient of the sum of (i) income from continuing operations, net of tax, (ii) net income (loss) attributable to noncontrolling interest, (iii) subsidiary preferred stock dividends, (iv) interest expense, (v) depreciation and amortization, (vi) impairments and other charges, (vii) our proportionate share of full-cost ceiling test writedowns from our unconsolidated oil and gas joint venture and (viii) income tax expense (benefit) less investment income (loss) divided by the sum of cash interest expense and subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2012	2011	2012	2012	2011
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$494,371	$404,984	$495,697	$990,068	$783,552
U.S. Offshore	71,978	40,284	69,115	141,093	70,738
Alaska	32,416	32,336	62,293	94,709	73,651
Canada	92,390	87,974	192,293	284,683	260,417
International	304,622	265,231	306,465	611,087	527,708
Other Rig Services (2)	228,614	155,246	241,758	470,372	272,035

Subtotal Drilling and Rig Services (3)	1,224,391	986,055	1,367,621	2,592,012	1,988,101
Completion and Production Services:
U.S. Land Well-servicing	214,005	164,140	209,701	423,706	314,396
Pressure Pumping	387,663	265,930	398,036	785,699	523,789

Subtotal Completion and Production Services	601,668	430,070	607,737	1,209,405	838,185
Oil and Gas (4)	(140,434)	6,216	(62,562)	(202,996)	21,376
Other reconciling items (5)	(82,828)	(69,391)	(91,039)	(173,867)	(104,870)

Total	$1,602,797	$1,352,950	$1,821,757	$3,424,554	$2,742,792

Adjusted income (loss) derived from operating activities from continuing operations: (1) (6)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$126,532	$99,231	$131,581	$258,113	$179,326
U.S. Offshore	9,924	(1,059)	7,732	17,656	(5,036)
Alaska	8,895	8,288	27,420	36,315	19,307
Canada	(3,718)	(2,512)	49,287	45,569	36,480
International	16,401	35,851	21,138	37,539	71,348
Other Rig Services (2)	28,179	13,946	29,846	58,025	22,290

Subtotal Drilling and Rig Services (3)	186,213	153,745	267,004	453,217	323,715
Completion and Production Services:
U.S. Land Well-servicing	28,599	16,526	21,888	50,487	27,649
Pressure Pumping	46,144	43,888	64,860	111,004	87,603

Subtotal Completion and Production Services	74,743	60,414	86,748	161,491	115,252
Oil and Gas (7)	5,066	6,216	5,650	10,716	21,376
Other reconciling items (8)	(35,609)	(42,887)	(38,216)	(73,825)	(75,282)

Total adjusted income (loss) derived from operating activities	$230,413	$177,488	$321,186	$551,599	$385,061

Full-cost ceiling test writedowns	(145,500)	—	(68,212)	(213,712)	—
Interest expense	(63,459)	(63,755)	(62,654)	(126,113)	(137,721)
Investment income (loss)	5,368	(975)	20,252	25,620	11,305
Gains (losses) on sales and retirements of long-lived assets and other income (expense), net	(13,414)	(4,348)	1,840	(11,574)	(10,507)
Impairments and other charges	(147,503)	—	—	(147,503)	—

Income (loss) from continuing operations before income taxes	$(134,095)	$108,410	$212,412	$78,317	$248,138

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	217.9	194.2	219.0	218.4	191.0
U.S. Offshore	14.0	9.4	11.9	13.0	8.7
Alaska	4.4	4.5	8.2	6.3	4.9
Canada	20.3	22.5	48.7	34.5	36.1
International (10)	120.9	102.8	117.7	119.3	101.2

Total rig years	377.5	333.4	405.5	391.5	341.9

Rig hours: (11)
U.S. Land Well-servicing	220,304	195,949	213,026	433,330	383,530
Canada Well-servicing	35,710	29,254	57,044	92,754	82,408

Total rig hours	256,014	225,203	270,070	526,084	465,938

1-3

(1)	All periods present the operating activities of our wholly owned oil and gas business in the United States, Canada and Colombia, including equity interests in joint ventures in Canada and Colombia, as well as our aircraft logistics operations in Canada as discontinued operations.
(2)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.
(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $6.1 million, $3.1 million and $(6.1) million for the three months ended June 30, 2012 and 2011 and March 31, 2012, respectively, and $4.2 million for the six months ended June 30, 2011.
(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(140.4) million, $6.2 million and $(62.6) million for the three months ended June 30, 2012 and 2011 and March 31, 2012, respectively, and $(203.0) million and $21.4 million for the six months ended June 30, 2012 and 2011, respectively.
(5)	Represents the elimination of inter-segment transactions.
(6)	Adjusted income (loss) derived from operating activities is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture). These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.
(7)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $5.1 million (excluding $145.5 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture), $6.2 million and $5.6 million (excluding $68.2 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture) for the three months ended June 30, 2012 and 2011 and March 31, 2012, respectively, and $10.7 million (excluding $213.7 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture) and $21.4 million for the six months ended June 30, 2012 and 2011, respectively.
(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.
(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.
(10)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years, 2.0 years, and 2.5 years during each of the three months ended June 30, 2012 and 2011 and March 31, 2012, respectively, and 2.5 years and 2.0 years during the six months ended June 30, 2012 and 2011, respectively.
(11)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

1-4

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2012	2011	2012	2012	2011
Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$(98,653)	$70,887	$142,618	$43,965	$165,439
Less: net (income) loss attributable to noncontrolling interest	1,174	394	267	1,441	1,063

Adjusted income (loss) from continuing operations, net of tax—basic	$(97,479)	$71,281	$142,885	$45,406	$166,502
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax—diluted	$(97,479)	$71,281	$142,885	$45,406	$166,502
Income (loss) from discontinued operations, net of tax	24,690	121,167	(8,795)	15,895	108,771

Adjusted net income (loss) attributable to Nabors	$(72,789)	$192,448	$134,090	$61,301	$275,273

Earnings (losses) per share:
Basic from continuing operations	$(.34)	$.25	$.50	$.16	$.58
Basic from discontinued operations	.09	.42	(.04)	.05	.38

Total Basic	$(.25)	$.67	$.46	$.21	$.96

Diluted from continuing operations	$(.34)	$.24	$.49	$.16	$.57
Diluted from discontinued operations	.09	.41	(.03)	.05	.38

Total Diluted	$(.25)	$.65	$.46	$.21	$.95

Shares (denominator):
Weighted-average number of shares outstanding-basic	290,311	287,311	288,538	289,550	286,712
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	6,987	3,171	2,635	6,781
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—

Weighted-average number of shares outstanding—diluted	290,311	294,298	291,709	292,185	293,493

(1)	At maturity in May 2011, we redeemed the remaining aggregate principal amount of $1.4 billion of our 0.94% senior exchangeable notes. Prior to maturity, we had purchased $1.4 billion par value of these notes in the open market for cash of $1.2 billion.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 17,635,173 and 5,494,895 shares during the three months ended June 30, 2012 and 2011, respectively; and 11,763,048 shares during the three months ended March 31, 2012; and 13,395,935 and 6,381,967 shares during the six months ended June 30, 2012 and 2011, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES

AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

(In thousands, except per share amounts)	Actuals	Charges and Non-Operational Items	As adjusted (Non-GAAP)
	Three Months Ended June 30, 2012
2012:
Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,602,797	$(145,500)	$1,748,297
Income (loss) from continuing operations, net of tax	(98,653)	(208,359)	109,706
Diluted earnings (losses) per share from continuing operations	$(0.34)	$(0.72)	$0.38

	Six Months Ended June 30, 2012
Operating revenues and Earnings (losses) from unconsolidated affiliates	$3,424,554	$(213,712)	$3,638,266
Income (loss) from continuing operations, net of tax	43,965	(254,654)	298,619
Diluted earnings (losses) per share from continuing operations	$0.16	$(0.87)	$1.03

	Three Months Ended March 31, 2012
Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,821,757	$(68,212)	$1,889,969
Income (loss) from continuing operations, net of tax	142,618	(46,295)	188,913
Diluted earnings (losses) per share from continuing operations	$0.49	$(0.16)	$0.65

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,		March 31,		June 30,
(In thousands, except per share amounts)	2012	Per Diluted Share	2012	Per Diluted Share	2012	Per Diluted Share
Full-cost ceiling test writedowns (1)	$145,500	$.35	$68,212	$.16	$213,712	$.50
Asset retirements (2)	46,264	.10	—		46,264	.10
Goodwill impairment (3)	26,279	.09	—		26,279	.09
Intangible asset impairment (4)	74,960	.18	—		74,960	.18

Total Adjustments before tax	293,003		68,212		361,215

Income Tax Effect of Adjustments	(84,644)		(21,917)		(106,561)

Total Adjustments, net of tax	$208,359	$.72	$46,295	$.16	$254,654	$.87

Weighted-average number of shares outstanding—diluted	292,411		291,701		292,185

(1)	Represents the impact of our proportionate share of our oil and gas joint venture's full-cost ceiling test writedowns for the three and six months ended June 30, 2012 and the three months ended March 31, 2012, respectively.
(2)	Represents the impact of the decommissioning and retirement of various rigs, trucks and other assets, mainly in our Completion and Production and Canadian segments. These assets have been deemed to be functionally or economically non-competitive for today's market and are being dismantled for parts and scrap.
(3)	Represents goodwill impairment in our International and U.S. Offshore segments.
(4)	Represents the write-off of the intangible asset associated with the Superior Well Services trade name.

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